Exhibit 99.1

MetaStat Raises Additional Capital in Private Placement

Company Completes Note Offering of $1.2 Million

BOSTON-- MetaStat, Inc. (OTCQB:MTST), a molecular diagnostic company developing and commercializing epigenetic diagnostic tests for early and reliable prediction of systemic cancer metastasis, announced effective July 31, 2015 the closing of a private placement of promissory notes resulting in gross proceeds of $1.2 million. The financing was funded by an existing investor, Dolphin Offshore Partners, LP.

The private placement consisted of non-convertible promissory notes maturing on July 30, 2016 and warrants to purchase 654,540 shares of common stock at an exercise price of $0.55 per share. The warrants expire on July 30, 2020. Proceeds of the offering will be used for working capital and general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the company’s securities, nor shall there be any sale of the company’s securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification for an exemption under the securities law of any such jurisdiction, including the registration requirements under U.S. securities laws.

About MetaStat, Inc.

MetaStat, Inc. (MTST) is a molecular diagnostic company that develops and commercializes diagnostic tests for early and reliable prediction of systemic metastasis, the process by which cancer spreads from a primary tumor through the bloodstream to other areas of the body. MetaStat is focused on breast, prostate, lung and colorectal cancers, where systemic metastasis is responsible for approximately 90% of all deaths. The company’s epigenetic-based diagnostic platform technology is based on the identification and understanding of the pivotal role of the mena protein and its isoforms, a common pathway for the development of systemic metastatic disease in epithelial-based solid tumors. Both the MetaSite Breast™ and MenaCalc™ assays are designed to accurately stratify patients based on their individual risk of metastasis and to provide physicians with clinically actionable information to better "customize" cancer treatment. MetaStat’s testing platform aims to improve treatment planning decisions by positively identifying patients with a high-risk of metastasis who need aggressive therapy and by sparing patients with a low-risk of metastasis from the harmful side effects and expense of chemotherapy. The company is based in Boston.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the company's Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the company undertakes no obligation to update such statements.

Media:
Dian Griesel Int’l.
Susan Forman, 212-825-3210
sforman@dgicomm.com
or
Investors:
MetaStat, Inc.
Rick Pierce, 617-714-5125
Rpierce@metastat.com